Exhibit 23.01



                        Independent Auditors' Consent


The Board of Directors
Murphy Oil Corporation:

We consent to the use of our reports dated March 4, 1997, related to the financial statements of Murphy Oil Corporation as of December 31, 1996 and for each of the years in the three-year period then ended, which reports are incorporated by reference on Form S-8 of Murphy Oil Corporation, and to the reference to our firm under the heading "Experts" in the Form S-8, filed on or about May 14, 1997. Our report dated March 4, 1997, refers to a change in 1995 in the method of accounting for the impairment of long-lived assets.



KPMG PEAT MARWICK LLP


Shreveport, Louisiana
May 14, 1997